EXHIBIT 99.1

Hartville Group Reports Record Profits for 2003 of $0.18 EPS

Wednesday February 18, 11:01 am ET

Company Reports Record 4th Quarter Earnings of $0.04

NORTH CANTON, Ohio—(BUSINESS WIRE)—Feb. 18, 2004—Hartville Group, Inc. (OTCBB:HTVL—News), one of the leading pet health insurance companies in the United States, announced today record financial results for the fourth quarter ended December 31, 2003. Fourth quarter earnings in dollar terms were $417,475, compared to earnings of $128,997 reported for the third quarter. The average weighted shares outstanding grew from 3,047,146 for the third quarter of 2003 to 10,346,187 for the fourth quarter of 2003. For the year 2003, the company reported earnings of $860,418, or $0.18 per share, compared to earnings of $36,019, or $0.02 per share for the year 2002. The average weighted shares outstanding for the 2003 grew to 4,886,616 from 3,026,000.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “The Company is very pleased to report these record results to its shareholders. The accomplishments of the past year have given Hartville Group, Inc. the solid foundation upon which we will be able to build the multifaceted insurance company we have been working toward the past eight years. The capital raise we closed in the fourth quarter of 2003, which has amounted to more than $8 million, will play a key role in the future of the company. Already, the Insurance Monetary Authorities have authorized Hartville to assume as much as 80% of the underwriting risk in 2004 on its pet insurance program with the possibility of 100%, provided the capital to surplus ratios are maintained. We hope to build on the momentum from 2003 and have another record year in 2004. With the market for pet insurance having around 1% penetration at the present time, Hartville is perfectly positioned to become the premier provider of pet insurance in the United States, a market that is forecasted to grow at a 45% annual pace.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on November 13, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com

Hartville Group, Inc. and Subsidiaries

Consolidated Statement of Income

For the Years Ended December 31, 2003 and 2002

	December 31, 2003	December 31, 2002
Commissions	$1,952,452	$865,723
Premiums	2,859,398	930,303

	4,811,850	1,796,026

Losses and expenses	1,588,185	662,904
Ceded costs	737,878	283,562
General and administrative	1,370,928	833,623

	3,696,991	1,780,089

Operating Income (loss)	1,114,859	15,937

Other income	95,559	45,062

Other expense	—	(24,980)

Income (Loss) before taxes	1,210,418	36,019

Provision for taxes	350,000	—

NET INCOME (LOSS)	860,418	36,019

These statements are internally prepared.

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Summit Financial Partners, LLC

Investor Relations:

Anthony D. Altavilla, 317-218-0204